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                                                           EXHIBIT NUMBER (3)(i)
                                                            TO 3/31/97 FORM 10-Q

                            CERTIFICATE OF AMENDMENT

                                       OF

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                           NORTHERN TRUST CORPORATION


     NORTHERN TRUST CORPORATION, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation") does hereby certify:

     (1) The Corporation is regulated under the Bank Holding Company Act of 1956, 12 U.S.C., Section 1841, et seq., as that Act shall from time to time be amended.

     (2) At a meeting of the Board of Directors of the Corporation held on February 18, 1997, resolutions were adopted setting forth a proposed amendment of the Restated Certificate of Incorporation, declaring the amendment to be advisable and directing that the amendment be considered at a meeting of stockholders of the Corporation. The resolutions setting forth the proposed amendment are as follows:

          BE IT RESOLVED that the Board of Directors of Northern Trust Corporation declares it advisable that the first sentence of Article Fourth of the Restated Certificate of Incorporation be amended by (1) increasing the total number of shares which the Corporation has the authority to issue, referred to in the second line of Article Fourth, by 140,000,000 shares, and (2) revising the fourth line of Article Fourth to read in its entirety as follows:

     "280,000,000 shares of Common Stock (Common Stock), $1.66-2/3 par value per share."

          FURTHER RESOLVED that the foregoing proposed amendment be submitted to the stockholders of the Corporation for their consideration and approval at the 1997 annual meeting of stockholders of the Corporation.

     (3) Thereafter, pursuant to such resolutions of its Board of Directors, the stockholders of the Corporation, at a meeting held on April 15, 1997, adopted the proposed amendment by voting the number of shares required by the statute in favor of the proposed amendment.

     (4)  The amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware.
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     (5)  Accordingly, there has now been given all corporate authorization necessary to cause the first sentence of Article Fourth of the Restated Certificate of Incorporation to provide as follows:

          "The total number of shares of all classes of capital stock which the Corporation has the authority to issue is 290,000,000 shares, which are divided into two classes as follows:

          10,000,000 shares of Preferred Stock (Preferred Stock) without par value, and

          280,000,000 shares of Common Stock (Common Stock), $1.66-2/3 par value per share."

     (6) The Capital of the Corporation will not be reduced under or by reason of the amendment.

     IN WITNESS WHEREOF, NORTHERN TRUST CORPORATION has caused this Certificate to be signed and attested by its duly authorized officers, this 21st day of April, 1997.

                                    NORTHERN TRUST CORPORATION


                                    By:   /s/ William A. Osborn
                                       _________________________________________
                                          William A. Osborn
                                          Chairman and Chief Executive Officer

Attest:

/s/ Peter L. Rossiter
-------------------------------
Peter L. Rossiter
Executive Vice President,
General Counsel and Secretary